EXHIBIT 23(M)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

WHEREAS, 1-800 MUTUALS Fund Group, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Company"),engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the"1940 Act"); and

WHEREAS,  the Company is  authorized  to issue an unlimited  number of shares of
beneficial  interest  (the  "Shares"),   in  separate  series  representing  the
interests in separate funds of securities and other assets; and

WHEREAS, the Company currently offers four series of such Shares representing interests in the following series of the Trust;

1-800 MUTUALS Multinational 25 Fund
1-800 MUTUALS Technology 25 Sector Fund
1-800 MUTUALS Health Care 25 Sector Fund
1-800 MUTUALS Financial Services 25 Sector Fund, (the "Funds"); and

WHEREAS, the Directors of the Company as a whole, and the Directors who are not interested persons of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Company hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. Distribution and Servicing Activities. Subject to the supervision of the Directors of the Company, the Company may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Funds, which activities may include, but are not limited to, the following:
     (a) payments to the Company 's Distributor and to securities dealers and others in respect of the sale of Shares of the Funds; (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Company has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Funds or who render shareholder support services not otherwise provided by the Company 's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Company, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Funds, and providing such other shareholder services as the Company may reasonably request; (c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Company for recipients other than existing shareholders of the Company; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable. The Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Funds, either directly or through other persons with which the Company has entered into agreements related to this Plan.

2. Maximum Expenditures. The expenditures to be made by the Company pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Directors of the Company, but in no event may such expenditures exceed an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Shares of each Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures. Notwithstanding the foregoing, in no event may such expenditures paid by the Company as service fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Shares of the Fund, nor may such expenditures paid as service fees to any person who sells Shares of the Fund exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such shares. Such payments for distribution and shareholder servicing activities may be made directly by the Company or to other persons with which the Company has entered into agreements related to this Plan.

3. Term and Termination. (a) This Plan shall become effective as of the 15th day of July, 1999. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Directors of the Company and (ii) the Non-Interested Directors, cast at a meeting called for the purpose of voting on such approval. (b) This Plan may be terminated at any time with respect to any Fund by a vote of a majority of the Non-Interested Directors or by a vote of a majority of the outstanding voting securities of the affected Fund as defined in the 1940 Act.

4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Funds as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5. Selection and Nomination of Directors. While this Plan is n effect, the selection and nomination of the Non-Interested Directors of the Company shall be committed to the discretion of such Non-Interested Directors.

6. Quarterly Reports. The Treasurer of the Company shall provide to the Directors of the Company and the Directors shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. Record keeping. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8. Limitation of Liability. Any obligations of the Company hereunder shall not be binding upon any of the Directors, officers or shareholders of the Company personally, but shall bind only the assets and property of the Company. The term "1-800 MUTUALS Fund Group, Inc." means and refers to the Directors from time to time serving under the Articles of Incorporation of the Company, a copy of which is on file with the Secretary of the State of Maryland. The execution of this Plan has been authorized by the Directors, and this Plan has been signed on behalf of the Company by an authorized officer of the Company, acting as such and not individually, and neither such authorization by such Directors nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Company as provided in the Articles of Incorporation and bylaws of the Company.


IN WITNESS THEREOF, the parties hereto have caused this Plan to be executed as of the date written above.

1-800 MUTUALS FUND GROUP, INC.

By__________________________________
Richard A. Sapio

Attest:

By__________________________________